Exhibit 99.1

Callon Petroleum Company Announces New Credit Agreement with Increased Borrowing Base and Commitment Size

NATCHEZ, Miss., May 31, 2017 /PRNewswire/ -- Callon Petroleum Company (“Callon” or the “Company”) (NYSE: CPE) today announced it has entered into an amended and restated credit agreement with respect to the senior secured revolving credit facility (the “Facility”). The agreement extends the maturity date of the Facility until May 25, 2022, increases the borrowing base by 30% to $650 million and increases the maximum commitments of the lenders from $500 million to $2 billion.  The 30% increase in the borrowing base amount reflects the significant reserve growth from the Company’s existing Midland Basin assets in addition to the contribution from its recently acquired Delaware Basin assets. In addition, the amended and restated credit agreement provides Callon the ability, subject to certain conditions, to elect the amount of the aggregate commitments under the Facility up to the amount of the borrowing base then in effect.

Callon has initially elected an aggregate commitment amount of $500 million. The bank syndicate, co-arranged by JPMorgan Chase Bank, N.A., Capital One, National Association, Citibank, N.A. and The Bank of Nova Scotia, includes four new lending institutions for a total of 17 participating banks. Callon currently has no outstanding borrowings under the Facility.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

For further information contact:
Eric Williams
Manager, Investor Relations
1-800-451-1294